NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 09, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 27, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Vista Outdoor Inc. and CSG Elevate III Inc., a wholly owned subsidiary of CSG Elevate II Inc., a wholly owned subsidiary of CZECHOSLOVAK GROUP a.s. became effective before market open on November 27, 2024. Each share of Vista Outdoor Inc. Common Stock was exchanged for One (1) share of Revelyst, Inc. Common Stock and USD 25.75, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 27, 2024.